Exhibit 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

Palo Alto, CA, - August 5, 2004 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $17.7 million, or $0.41 per share, for the second quarter ended June 30, 2004, compared with a net loss of $11.9 million, or $0.33 per share, for the comparable period in 2003. For the quarter ended June 30, 2004, total operating expenses increased to $18.3 million, from $12.3 million for the same quarter in 2003. The increase in operating expenses from the prior year was primarily due to expanded clinical development activities for TELCYTA™ (TLK286). TELCYTA is currently in Phase 3 registration trials in platinum resistant ovarian cancer and non-small cell lung cancer (NSCLC).

At June 30, 2004, Telik had $172.0 million in cash, cash equivalents and investments including restricted investments, compared to $201.1 million at December 31, 2003.

Highlights of the 2004 second quarter included:

American Society of Clinical Oncology (ASCO) Annual Meeting: At the ASCO meeting in June, Telik reported positive results from three Phase 2 trials of TELCYTA used in combination with standard chemotherapy: TELCYTA plus carboplatin in platinum refractory or resistant ovarian cancer; TELCYTA plus liposomal doxorubicin in platinum refractory or resistant ovarian cancer; and TELCYTA plus docetaxel in platinum resistant NSCLC.

Phase 2 TELCYTA trial in front-line NSCLC: Telik announced the initiation of a Phase 2 trial to evaluate TELCYTA in combination with carboplatin and paclitaxel in the front-line treatment of Stage IIIb or IV NSCLC. The trial is being conducted at teaching affiliates of the Harvard Medical School including the Dana-Farber Cancer Institute, Massachusetts General Hospital and Beth Israel Deaconess Medical Center. Thomas Lynch, M.D., Medical Director, Center for Thoracic Cancers, Massachusetts General Hospital and Associate Professor of Medicine, Harvard Medical School, is Principal Investigator of the study.

Conference Call and Webcast

Telik will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 pm. Pacific time) today. A live webcast of the conference call will be available by logging on to www.telik.com. A replay of the webcast will be will be available from approximately 7:30 p.m. Eastern time on August 5 through August 12, 2004. Access to the live teleconference call is also available by calling 651-291-0900.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA™ (TLK286), a tumor-activated small molecule product candidate that is in Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the potential for TELCYTA™ (TLK286) to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA™, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA™, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. These and other risks are detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Telik does not undertake any obligation to update forward-looking statements.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Contract revenue from collaborations:
With related parties	$—	$167	$—	$417
Other	44	6	75	6

Total revenues	44	173	75	423

Operating costs and expenses:
Research and development	15,576	10,262	28,813	19,980
General and administrative	2,734	2,080	5,353	4,085

Total operating costs and expenses	18,310	12,342	34,166	24,065

Loss from operations	(18,266)	(12,169)	(34,091)	(23,642)

Interest income, net	540	271	1,098	633

Net loss	$(17,726)	$(11,898)	$(32,993)	$(23,009)

Basic and diluted net loss per share	$(0.41)	$(0.33)	$(0.76)	$(0.64)

Weighted average shares used to calculate basic and diluted net loss per share	43,691	35,840	43,656	35,749

Selected Balance Sheet Data

(in thousands)

	June 30, 2003	December 31, 2003 (a)
	(Unaudited)
Cash, cash equivalents, investments and restricted investments	$171,968	$201,088
Total assets	179,343	208,307
Stockholders’ equity	162,063	194,302

(a)	Note: Derived from audited financial statements